Exhibit 99.1

Contacts:	ProFrac Holding Corp.
Lance Turner – Chief Financial Officer
investors@profrac.com

Dennard Lascar Investor Relations
Ken Dennard / Rick Black
ACDC@dennardlascar.com

ProFrac Holding Corp. Announces Its

Intent to Maximize Value of Alpine Silica

Additional Investment Made by the Wilks Family

WILLOW PARK, TX – October 2, 2023 – ProFrac Holding Corp. (NASDAQ: ACDC) (“ProFrac”, or the “Company”) today announces that it is evaluating strategic options to maximize and realize the full value of its Proppant Production segment, which operates through its wholly-owned Alpine Silica subsidiary. A variety of options are under strategic review, including a public offering, a sale or merger of Alpine Silica and/or a potential recapitalization.

“Vertical integration has always been part of our vision for ProFrac, which we believe provides a unique competitive advantage,” stated Ladd Wilks, Chief Executive Officer. “Alpine Silica is a key component to this strategy and that will continue as we look at the right strategic option – one that we believe will benefit from our vertical integration while enhancing our commercial capabilities for unaffiliated customers.”

Matt Wilks, Executive Chairman, said, “After our recent acquisitions, Alpine Silica is now the largest proppant producer in the industry with a multi-basin footprint. Alpine Silica has entered into multiple attractive long-term proppant supply contracts with unaffiliated customers ramping into 2024. As we continue to develop this contract position, we believe that Alpine Silica can support a different leverage profile and a significantly lower cost of capital as compared to the rest of ProFrac, yielding a higher valuation reflective of different business drivers.”

In connection with its strategic review, the Company also announces that entities affiliated with its largest shareholders, the Wilks Family, have invested $50 million in perpetual convertible preferred equity securities (the “Preferred Equity”) issued by the Company at a conversion price of $20.00 per share. Proceeds of the investment will primarily be used to reduce the Company’s indebtedness. “This equity investment demonstrates the Wilks Family’s unwavering confidence in ProFrac and facilitates optimizing the Company’s capital structure by enabling a future potential separation of Alpine Silica,” added Matt Wilks.

Commenting on the Wilks Investment, Lance Turner, Chief Financial Officer, said, “We are pleased that the Wilks Family continues to support ProFrac and is making this investment on very favorable terms for the Company with a conversion price that we believe more closely reflects the sum-of-the-parts valuation we are striving to unlock. By paying down some of our existing indebtedness, we expect to have the flexibility to pursue a separate capital structure for Alpine Silica that’s better suited to a highly contracted business model.”

Key terms of the preferred equity investment include:

1.	Issuance of an aggregate of $50.0 million of perpetual preferred equity securities convertible into ProFrac Holding Corp. Class A common stock at a conversion price of $20.00 per share; and

2.	Preferred Equity accrues interest at 8% annualized rate, payable quarterly and payment-in-kind (“PIK”).

No specific timeline has been established for the completion of the evaluation of strategic alternatives for Alpine Silica. The Company noted that there can be no assurance that any transaction will take place. The Company does not intend to disclose developments with respect to the progress of its evaluation of any strategic options until such time as the Board of Directors has approved a transaction or otherwise deems disclosure required or appropriate.

The Company has retained Piper Sandler & Co. as its financial advisor and Brown Rudnick as its legal advisor in connection with its evaluation of strategic alternatives for Alpine Silica.

About ProFrac Holding Corp.

ProFrac Holding Corp. is a technology-focused, vertically integrated energy services company providing well stimulation services, proppants production and other complementary products and services to oil and gas companies engaged in the exploration and production (“E&P”) of unconventional oil and natural gas resources throughout the United States. Founded in 2016, ProFrac was built to be the go-to service provider for E&P companies’ most demanding hydraulic fracturing needs. ProFrac is focused on employing new technologies to significantly reduce “greenhouse gas” emissions and increase efficiency in what has historically been an emissions-intensive component of the unconventional E&P development process. For more information, please visit the ProFrac’s website at www.pfholdingscorp.com.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this press release are, or may be considered, “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “should,” “expect,” “intend,” “will,” “estimate,” “anticipate,” “believe,” “predict,” “project” or similar words and expressions and uses of future or conditional verbs, generally identify forward-looking statements. The Company cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those expressed or implied in the forward-looking statements. Such risks and uncertainties include, but are not limited to: the ability to achieve the anticipated benefits of the Company’s acquisitions, mining operations, and vertical integration strategy, including risks and costs relating to integrating acquired assets and personnel; risks that the Company’s actions intended to achieve its published financial and operational guidance will be insufficient to achieve that guidance, either alone or in combination with external market, industry or other factors; the failure to operationalize or utilize to the extent anticipated the Company’s fleets and sand mines in a timely manner or at all; the Company’s ability to deploy capital in a manner that furthers the Company’s growth strategy, as well as the Company’s general ability to execute its business plans; the risk that the Company may need more capital than it currently projects or that capital expenditures could increase beyond current expectations; industry conditions, including fluctuations in supply, demand and prices for the Company’s products and services; global and regional economic and financial conditions; the effectiveness of the Company’s risk management strategies; the transition to becoming a public company; and other risks and uncertainties set forth in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in the Company’s filings with the Securities and Exchange Commission (“SEC”), which are available on the SEC’s website at www.sec.gov. The Company undertakes no obligation, and specifically declines, to release publicly any revisions to forward-looking statements as a result of subsequent events or developments, except as required by law.

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